Exhibit 5.1

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
+1 312 853 7000
+1 312 853 7036

AMERICA • ASIA PACIFIC • EUROPE

April 4, 2018

Kemper Corporation

One East Wacker Drive

Chicago, Illinois 60601

Re:	Kemper Corporation – Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Kemper Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares (the “Registered Shares”) of the Company’s common stock, par value $0.01 per share (“Kemper Common Stock”). The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of February 13, 2018 (the “Merger Agreement”), by and among the Company, Vulcan Sub, Inc., an Ohio corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Infinity Property and Casualty Corporation, an Ohio corporation (“Infinity”), which provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Infinity, with Infinity surviving as a wholly owned subsidiary of the Company (the “Merger”). The Registered Shares consist of (i) shares of Kemper Common Stock issuable at the effective time of the Merger (the “Closing Shares”) pursuant to (A) Section 2.1(c) of the Merger Agreement, relating to shares of Infinity common stock, no par value per share (“Infinity Common Stock”), outstanding immediately prior to the effective time of the Merger, subject to the exceptions set forth therein, (B) Section 2.4(a)(i) of the Merger Agreement, relating to unvested performance share units of Infinity outstanding immediately prior to the effective time of the Merger, and (C) Section 2.4(a)(ii) of the Merger Agreement, relating to unvested restricted shares of Infinity Common Stock (“Infinity Restricted Shares”) held by non-employee members of the board of directors of Infinity outstanding immediately prior to the effective time of the Merger (“Director Restricted Shares”), and (ii) shares of Kemper Common Stock issuable upon the vesting of certain restricted stock units of the Company (the “Rollover RSUs”) resulting from the conversion of unvested Infinity Restricted Shares outstanding immediately prior to the effective time of the Merger (other than Director Restricted Shares) pursuant to Section 2.4(a)(iii) of the Merger Agreement (the “Rollover RSU Shares”). The Merger is subject to satisfaction or waiver of a number of conditions, including the approval by the Company’s stockholders of the issuance of the Registered Shares as contemplated by the Merger Agreement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Kemper Corporation

April 4, 2018

We have examined the Registration Statement and the exhibits filed therewith, the Merger Agreement, the Company’s Restated Certificate of Incorporation, dated as of August 6, 2014, the Company’s Amended and Restated Bylaws, effective August 6, 2014, and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement and the issuance of the Registered Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that:

1. Each Closing Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares shall have been approved by the stockholders of the Company, (iii) the Merger shall have become effective under the Ohio General Corporation Law, as amended (the “OGCL”), and (iv) a certificate representing such Closing Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Closing Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Closing Share to the person entitled thereto, in each case in accordance with the terms of the Merger Agreement.

2. Each Rollover RSU Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares shall have been approved by the stockholders of the Company, (iii) the Merger shall have become effective under the OGCL and (iv) a certificate representing such Rollover RSU Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Rollover RSU Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Rollover RSU Share to the person entitled thereto, in each case in accordance with the terms of the related Rollover RSU and any applicable award or other agreement or plan pertaining to such Rollover RSU.

This opinion letter is limited to the Delaware General Corporation Law, as amended. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America, the laws of the State of Ohio (including the OGCL) or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP